UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) of §240.14a-12

CYBERGUARD CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required

☐     Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11

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[CyberGuard Corporation Letterhead]

October 25, 2004

Dear CyberGuard Corporation Shareholder:

You are cordially invited to attend the 2004 Annual Meeting of Shareholders to be held on December 2, 2004, at 1:00 p.m. EST, at the Hilton Hotel at 100 Fairway Drive, Deerfield Beach, FL 33441.

The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend, you can ensure that your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Patrick J. Clawson
Patrick J. Clawson
Chairman and Chief Executive Officer

CYBERGUARD CORPORATION

350 SW 12th Avenue

Deerfield Beach, Florida 33442

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 2, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of CyberGuard Corporation, a Florida corporation (the “Company”), will be held on December 2, 2004, at 1:00 p.m., Eastern Standard Time, at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, FL 33441, for the following purposes:

1.	To elect three directors of the Company to serve for a term of three years and until their respective successors are duly elected and qualified; and

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent certified public accountants for the fiscal year ending June 30, 2005; and

3.	To approve the First Amendment to the CyberGuard Corporation 2000 Employee Stock Purchase Plan; and

4.	To transact such other business as may properly come before the Annual Meeting and any and all adjournments and postponements thereof.

The Board of Directors has fixed the close of business on October 20, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

A complete list of the shareholders entitled to vote at the Annual Meeting will be available during ordinary business hours for examination by any shareholder, for any purpose germane to the Annual Meeting, for a period of at least ten days prior to the Annual Meeting, at the Company’s principal executive offices, 350 SW 12th Avenue, Deerfield Beach, FL 33442.

You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the Annual Meeting.

By Order of the Board of Directors,

/s/ Adriana Kovalovska
Adriana Kovalovska
Vice President, Legal Affairs,
Corporate Counsel and Secretary

Deerfield Beach, Florida

October 25, 2004

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE. PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

CYBERGUARD CORPORATION

350 SW 12th Avenue

Deerfield Beach, Florida 33442

PROXY STATEMENT

TIME, DATE, AND PLACE OF ANNUAL MEETING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CyberGuard Corporation, a Florida corporation (the “Company”), for use at the Company’s 2004 Annual Meeting of Shareholders (together with any and all adjournments and postponements thereof, the “Annual Meeting”) to be held on December 2, 2004, at 1:00 p.m. Eastern Standard Time, at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, FL 33441 for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

The approximate date this Proxy Statement, together with the foregoing Notice and the enclosed proxy card, are first being sent to shareholders is October 29, 2004. Shareholders should review the information provided herein in conjunction with the Company’s Annual Report. The Company’s principal executive offices are located at 350 SW 12th Avenue, Deerfield Beach, Florida 33442.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company’s Secretary at the Company’s headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

The cost of solicitation of proxies for use at the Annual Meeting will be borne by the Company. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held as of the record date by such custodians, nominees and fiduciaries. The Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. Solicitations will be made primarily by mail or by facsimile, but the Company’s employees, officers and directors may solicit proxies personally or by telephone. No additional compensation will be paid for such services.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

The Board of Directors has fixed the close of business on October 20, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, there were 30,553,207 shares of Common Stock of the Company, par value $.01 per share (“Common Stock”), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share on each matter properly brought before the Annual Meeting. Shares can be voted at the Annual Meeting only if the shareholder is present in person or is represented by proxy. The presence, in person or by proxy, at the Annual Meeting of shares of Common Stock representing at least a majority of the total number of shares of Common Stock outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. Abstentions and broker non-votes will be counted as shares present in the determination of whether shares of the Company’s Common Stock represented at the Annual Meeting constitute a quorum.

The Board of Directors knows of no matters that are to be brought before the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting of Shareholders. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy card is properly executed and returned before voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, shares represented by executed proxies will be voted as recommended by the Board of Directors.

Brokers, banks and other nominee holders will be requested to obtain voting instructions of beneficial owners of stock registered in their names. Shares represented by a duly completed proxy submitted by a nominee holder on behalf of beneficial owners will be counted for quorum purposes, and will be voted to the extent instructed by the nominee holder on the proxy card. The rules applicable to a nominee holder may preclude it from voting the shares that it holds on certain kinds of proposals unless it receives voting instructions from the beneficial owners of the shares (sometimes referred to as “broker non-votes”).

PROPOSAL 1:

ELECTION OF DIRECTORS

The Amended and Restated Articles of Incorporation and the Bylaws of the Company provide that the number of directors (which is to be not less than three) is to be determined from time to time by resolution of the Board of Directors. The Company currently has eight serving directors.

Pursuant to the Company’s Amended and Restated Articles of Incorporation, the members of the Board of Directors are divided into three classes. Each class is to consist, as nearly as may be possible, of one-third of the whole number of members of the Board. At each Annual Meeting, the directors elected to succeed those whose terms expire are of the same class as the directors they succeed and are elected for a term to expire at the third Annual Meeting of Shareholders after their election and until their successors are duly elected and qualified. A director elected to fill a vacancy is elected to the same class as the director he succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which such director is elected.

Three directors are nominees for election this year. The terms of the three nominee directors, Mr. David L. Manning, Mr. Peter H. Howard and Mr. Richard L. Scott, will expire at the 2007 Annual Meeting. The terms of the remaining classes of directors will expire as follows: the terms of two directors, Mr. William G. Scott and Mr. Daniel J. Moen, will expire at the 2005 Annual Meeting and the terms of three directors, Mr. William D. Rubin, Mr. Kenneth C. Jenne, II, and Mr. Patrick J. Clawson, will expire at the 2006 Annual Meeting.

Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. Since only a plurality is required for the election of directors, abstentions and broker non-votes will have no effect on the election of directors (except for purposes of determining whether a quorum is present at the Annual Meeting). The proxies named in the proxy card intend to vote for the election of the three nominees listed below unless otherwise instructed. If a holder does not wish his or her shares to be voted for a particular nominee, the holder must identify the exception in the appropriate space provided on the proxy card, in which event the shares will be voted for the other listed nominee. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board of Directors or the Board may reduce the number of directors. The Company has no reason to believe that any nominee will be unable to serve.

Set forth below is certain information with regard to each of the nominees for election at the Annual Meeting and each continuing director.

Director Nominees	Age	Director Since	Expiration of Term of Office
David L. Manning (1)(2)	54	1999	2007
Peter H. Howard(1)	45	2004	2007
Richard L. Scott	51	2004	2007

Directors Whose Terms Continue	Age	Director Since	Expiration of Term of Office
William D. Rubin (2)	51	2002	2006
Kenneth C. Jenne, II(2)	57	2003	2006
Patrick J. Clawson	40	2003	2006
William G. Scott	53	1999	2005
Daniel J. Moen(1)	52	2001	2005

(1)	Member of Audit Committee
(2)	Member of Compensation and Stock Option Committee

Nominees - (Term expiring at the 2007 Annual Meeting of Shareholders)

David L. Manning has served as a Director of the Company since September 1999. He currently serves as Director of Finance for the Metropolitan Government of Nashville and Davidson County where he is responsible for accounting for assets in excess of $5 billion and annual expenditures over $1.5 billion. Previously, Mr. Manning was Commissioner of Finance and Administration for the State of Tennessee from 1987 to 1995 where he managed the State’s finances which included all accounting and financial management services with annual expenditures in excess on $12 billion along with responsibility for the state’s information technology services. In 1995, he joined Columbia/HCA Healthcare Corporation and became Senior Vice President during 1997 with responsibilities for healthcare data analysis and the company’s relationships with state governments. After leaving that position in early 1998, Mr. Manning was a consultant in the healthcare industry. Mr. Manning was appointed to the Company’s Board of Directors in September 1999 on the recommendation of Fernwood Partners II, LLC, upon completion of the “Fernwood Financing” (as defined below).

Peter H. Howard has been elected as a Director of the Company effective as of January 1, 2004. Mr. Howard is currently President of Howard Industries, a private equity firm that he founded in late 1993. He is also Chairman of the Board of three privately-held companies: Comair Rotron, Inc., a manufacturer of thermal management products; Engineered Data Products, Inc., a manufacturer of computer and telecommunication enclosure systems and media and file labels for data storage; and Lawrence Hardware, LLC, a commercial and residential hardware manufacturer. From 1989 to 1993, Mr. Howard was a partner with Dubin Clark & Company, a private equity group and served on the Board of Directors for both Rath Manufacturing and Mulay Plastics. From 1984 to 1989, Mr. Howard was a senior consultant with Arthur Young & Company.

Richard L. Scott was appointed as a Director of the Company in April 2004. Mr. Scott is currently the Chairman and Chief Executive Officer of Richard L. Scott Investments, LLC, a private investment company, where he has served since July 1997. Mr. Scott was the founder, Chairman and Chief Executive Officer of HCA, Inc., formerly named Columbia/HCA Healthcare Corporation. Mr. Scott previously served on the Company’s Board of Directors from February 2001 to March 2003.

Continuing Directors - (Term expiring at the 2006 Annual Meeting of Shareholders)

William D. Rubin has served as a Director of the Company since April 2002. Mr. Rubin is currently the President of The Rubin Group, a private lobbying and marketing company, with offices in Ft. Lauderdale and Tallahassee, Florida. Mr. Rubin has operated The Rubin Group since 1991. Prior to that time, Mr. Rubin was Chief of Staff to the Florida Department of Insurance.

Kenneth C. Jenne, II has served as a Director of the Company since April 2003. Mr. Jenne is currently the Sheriff of Broward County, Florida, serving as the chief law enforcement, fire rescue and detention officer. Mr. Jenne was initially appointed to the Sheriff position in January 1998 and re-elected to the position in 2000 and 2004 for four-year terms. In 1978, Mr. Jenne was elected to the Florida Senate where he served for 18 years while holding top committee chairmanships and also serving as Senate Democratic Leader. From 1993 to 1998, Mr. Jenne served as General Counsel of the North Broward Hospital District, a 1,350-bed public healthcare system. From 1972 to 1998, Mr. Jenne was an attorney in private practice. Mr. Jenne is a former prosecutor for the Broward County State Attorney’s Office. After September 11, 2001, Mr. Jenne was appointed by the Florida governor as the Chair of the Southeast Florida Regional Domestic Security Task Force.

Patrick J. Clawson has served as a Director of the Company since October 2003. Mr. Clawson was appointed the Company’s Chief Executive Officer and Chairman of the Board of Directors in January 2004. Mr. Clawson joined the Company as President in January 2001. Prior to that time, Mr. Clawson served as Senior Vice President of Business Development at Allscripts, Inc. from May 2000 to January

2001; Vice President of Sales and Marketing at MasterChart, Inc., a private company that developed an electronic medical record product and other software products, from October 1998 to May 2000; Senior Director for the Southeastern U.S. region at Reynolds and Reynolds Healthcare Systems from January 1998 to October 1998; and in various positions at Lanier Worldwide, Inc. from 1986 to January 1998.

Continuing Directors - (Term expiring at the 2005 Annual Meeting of Shareholders)

William G. Scott has served as a Director of the Company since September 1999. Mr. Scott currently serves as Chief Operating Officer of Walnut Manufacturing, LLC, a manufacturer of heating and air conditioning distribution systems. From December 1991 to April 1997, Mr. Scott was Chief Financial Officer and later President and member of the board of directors of Markay Plastics, Inc. From April 1997 to April 1999, Mr. Scott was Vice President of Strategic Resource Solutions, a division of Carolina Power and Light Corporation, and served as Chief Operating Officer of the Lighting Division. From May 1999 to March 2001, Mr. Scott, who is a C.P.A., was President of W.G. Scott & Associates, a consulting firm providing business and tax advice. From April 2001 to November 2003, Mr. Scott was Chief Financial Officer of CST Industries, Inc., a private company that manufactures steel bolted and welded storage tanks for dry and liquid requirements. From December 2003 to June 2004, Mr. Scott served as President of W.G. Scott & Associates. Mr. Scott was appointed to the Company’s Board of Directors in September 1999 on the recommendation of Fernwood Partners II, LLC, upon completion of the Fernwood Financing (as defined below).

Daniel J. Moen has served as a Director of the Company since December 2001. Mr. Moen is currently Executive Vice President of Development for Triad Hospitals, Inc. of Dallas, TX, where he has served since April 2002. From October 2001 to August 2004, he also served as Chief Executive Officer of Triad’s subsidiary called Quorum Health Resources, LLC. From January 2001 to September 2001, Mr. Moen served as Director of HIP Health Plan of Florida, a privately-held health maintenance organization. From January 2000 to December 2000, Mr. Moen was Chairman and Chief Executive Officer of Healthline Management, Inc., a privately-held physician outsourcing company. From August 1998 to December 1999, Mr. Moen was a healthcare consultant. From 1991 to July 1998, Mr. Moen served as President of various divisions within Columbia/HCA Healthcare Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP to serve as the Company’s independent certified public accountants for the fiscal year 2005. At the Annual Meeting, the shareholders are being asked to ratify this appointment. In the event the appointment of Grant Thornton LLP for fiscal year 2005 is ratified, it is expected that Grant Thornton LLP will audit the consolidated financial statements of the Company at the close of its current fiscal year. If the appointment of Grant Thornton LLP is not ratified, the Audit Committee will reconsider its selection; however, there can be no assurance that the Audit Committee would ultimately determine to appoint different independent public accountants. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if such person desires to do so, and will be available to respond to appropriate questions.

Vote Required. The proposal to ratify the appointment of Grant Thornton LLP will be approved by the shareholders if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. If a proxy card is specifically marked as abstaining from voting on the proposal, the shares represented thereby will not be counted as having been voted for or against the proposal. Broker non-votes will have no effect on the outcome of the voting of this proposal (except for purposes of determining whether a quorum is present at the meeting). Unless contrary instructions are given, the persons named in the proxy card intend to vote shares as to which proxies are received in favor of the ratification of appointment of Grant Thornton LLP as independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS.

PROPOSAL 3:

APPROVAL OF THE FIRST AMENDMENT TO THE CYBERGUARD CORPORATION

2000 EMPLOYEE STOCK PURCHASE PLAN

On August 19, 2004, the Board of Directors adopted resolutions approving the First Amendment to the 2000 Employee Stock Purchase Plan (“Stock Purchase Plan”), amending the definition of the “Employee” to include employees of the Company’s subsidiaries that have been designated by the Board from time to time as eligible to participate in the Stock Purchase Program. No other changes to the Stock Purchase Plan are proposed. The amended Stock Purchase Plan is to be effective upon its ratification by the Company’s shareholders. The Company’s Board of Directors initially adopted and approved the Stock Purchase Plan in December 1999, and shareholders initially approved the Stock Purchase Plan in December 2000.

The Board of Directors recommends a vote “FOR” adoption of the First Amendment to the Stock Purchase Plan. The full text of the Stock Purchase Plan (as amended) is attached to this Proxy Statement as Appendix A, and you are urged to refer to it for a complete description of the Stock Purchase Plan. The summary of the principal features of the Stock Purchase Plan, which follows, is qualified by reference to Appendix A.

Equity Compensation Plan Information

The following equity compensation plan information is furnished as of the end of the Company’s 2004 fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,711,000	$3.99	3,406,000

PURPOSE

The purpose of the Stock Purchase Plan is to provide eligible employees of the Company and its designated subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. The Board of Directors first adopted the Stock Purchase Plan in December 1999.

PRINCIPAL FEATURES OF THE STOCK PURCHASE PLAN ADMINISTRATION

The Stock Purchase Plan is administered by the Board of Directors of the Company or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Stock Purchase Plan, to determine eligibility and to adjudicate all disputed claims filed under the Stock Purchase Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties. The Company will pay all expenses incurred in the administration of the Stock Purchase Plan.

The Company has reserved 2,500,000 shares of Common Stock to be issued pursuant to the Stock Purchase Plan.

SECURITIES SUBJECT TO THE STOCK PURCHASE PLAN

The Stock Purchase Plan covers 2,500,000 shares of the Company’s Common Stock, subject to adjustment as discussed below. If the total number of shares that would otherwise be subject to purchase on an Exercise Date (as defined below) exceeds the number of shares then available under the Stock Purchase Plan, the Board will make a pro rata allocation of the shares remaining available.

The Stock Purchase Plan provides that, in the event of any increase, reduction, or change or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company by reason of specified events, the Board will determine the appropriate adjustments, if any, to be made under the Stock Purchase Plan, including without limitation adjustments to the number of shares of Common Stock remaining for issuance under the Stock Purchase Plan, as well as the price per share of Common Stock scheduled to be purchased during the then current Offering Period (as defined below) under the Stock Purchase Plan. In the event of the dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period will terminate prior to the Company’s sale or merger.

ELIGIBILITY

An “Eligible Employee” is any person who is employed by the Company or one of its designated subsidiaries on a given enrollment date and is regularly scheduled to work at least 20 hours per week and at least 5 months per year. The Company estimates that there are currently approximately 264 employees who would be eligible to participate in the Stock Purchase Plan under the proposed first amendment to the Stock Purchase Plan, four of whom are executive officers of the Company.

OFFERING PERIOD

An “Offering Period” is each period of approximately six months, commencing on the first Trading Day (as defined below) on or after January 1 and terminating on the last Trading Day occurring in the period ending the following June 30, or commencing on the first Trading Day on or after July 1 and terminating on the last Trading Day occurring in the period ending with the following December 31. A “Trading Day” is a day on which national stock exchanges and the Nasdaq System are open for trading.

ENROLLMENT

Each Eligible Employee is entitled to participate in the Stock Purchase Plan as of the first day of the Offering Period following the date on which the employee first becomes an Eligible Employee. On the first day of each Offering Period, each participant in such Offering Period shall be granted an option to purchase on the last day of the Offering Period up to a number of shares of the Common Stock determined by dividing such participant’s payroll deductions accumulated during the Offering Period and retained in the participant’s account as of the last day of the Offering Period by the Purchase Price (as defined below). No participant shall be granted an option under the Stock Purchase Plan (i) if, immediately after the grant, the participant would own stock and/or hold outstanding options to purchase stock amounting to five percent or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate that exceeds $25,000 worth of stock for each calendar year in which such option is outstanding at any time.

PAYROLL DEDUCTIONS

Except as otherwise provided below, a participant may, in accordance with rules adopted by the Board, authorize a payroll deduction of any whole percentage from one percent to ten percent of compensation (as defined below) each pay period. “Compensation” means all base straight time gross earnings and commissions, excluding payments for shift premium, overtime, incentive compensation, incentive payments, bonuses and other compensation. All payroll deductions made by a participant will be credited to the participant’s account under the Stock Purchase Plan. No interest shall accrue on the payroll deductions credited to a participant’s account. A participant may not make any additional payments into the account.

PURCHASE OF STOCK

Unless a participant withdraws from the Stock Purchase Plan, the participant’s election to purchase shares will be exercised automatically on the last business day of the applicable Offering Period (the “Exercise Date”) and the maximum number of full shares will be purchased for the participant at the applicable purchase price with the accumulated payroll deductions in the participant’s account. The purchase price per share of the Common Stock subject to an offering will be 85 percent of the fair market value of a share of Common Stock on the first day of the Offering Period or the Exercise Date, whichever is lower (the “Purchase Price”). Fair market value of a share, on a given date, is the closing price per share reported on the applicable securities exchange or quotation system.

DIVIDENDS AND VOTING

Each participant will have the right to receive dividends and to vote with respect to shares purchased as soon as practicable after the Exercise Date for such shares.

WITHDRAWAL; TERMINATION OF EMPLOYMENT

A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account that have not been used to purchase shares of Common Stock under the Stock Purchase Plan at any time by giving written notice to the Company. All payroll deductions credited to the participant’s account will be paid to a participant promptly after receipt of the participant’s notice of withdrawal. In the event of such a withdrawal, the participant’s eligibility to participate in the Stock Purchase Plan for the Offering Period in which the withdrawal occurs will be automatically terminated and no further payroll deductions for the purchase of shares of Common Stock will be made for the participant during such Offering Period.

Upon termination of a participant’s employment with the Company or a designated subsidiary during the Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions credited to the participant’s account (that have not been used to purchase shares of Common Stock) will be returned to the participant or, in the case of such participant’s death, to the person or persons entitled thereto. The participant’s eligibility to participate in the Stock Purchase Plan will be automatically terminated.

TRANSFERABILITY

Neither payroll deductions credited to a participant’s account nor any rights to purchase or to receive shares under the Stock Purchase Plan may be assigned, transferred, pledged or otherwise disposed of by the participant in any way (other than by will, the laws of descent and distribution). Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds.

AMENDMENT; TERMINATION

Subject to the provisions of this section, the Stock Purchase Plan shall remain in effect for a term of ten years after the earlier of the Stock Purchase Plan’s adoption by the Board or its approval by the shareholders of the Company. The Board may terminate or amend the Stock Purchase Plan at any time, except that the Company shall obtain shareholder approval in such manner and to such a degree as is required in order to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation). Termination or amendment of the Stock Purchase Plan will not adversely affect purchase rights during the then current Offering Period without the written consent of the affected participant.

CERTAIN FEDERAL INCOME TAX EFFECTS

The following is a brief summary of the principal federal income tax consequences of participating in the Stock Purchase Plan under present laws and regulations. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND, AMONG OTHER THINGS, DOES NOT DESCRIBE STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX CONSEQUENCES. The Stock Purchase Plan is intended to be an “employee stock purchase plan” as defined in Section 423 of the Code. Amounts deducted from a participant’s pay under the Stock Purchase Plan are included in the participant’s compensation subject to federal income and social security taxes.

A participant will not recognize any additional income at the time he or she elects to participate in the Stock Purchase Plan or purchases shares of Common Stock under the Stock Purchase Plan.

If shares of Common Stock are sold after the expiration of two years or more from the first day of the Offering Period in which such shares were purchased under the Stock Purchase Plan and one year or more from the Exercise Date, any profit up to 15 percent of the market value of the shares at the beginning of the Offering Period is taxable as ordinary income, and any further profit is taxable as long-term capital gain and any loss is treated as long-term capital loss. Shares of Common Stock sold or otherwise disposed of, including by way of gifts, before the expiration of two years from the first day of the Offering Period in which such shares were purchased under the Stock Purchase Plan and one year or more from the Exercise Date are considered disqualifying dispositions.

If the participant disposes of shares of Common Stock prior to the expiration of two years from the date of grant (first day of the Offering Period) and prior to the expiration of one year from the Exercise Date, the difference between the price paid by the participant and the market value of the shares at the date of purchase (last day of the Offering Period in which the shares were purchased) is taxable as ordinary income and the difference between the amount received by the participant on the disposition of such shares and the market value of the shares at the date of purchase is treated as short-term capital gain or loss (or long-term capital gain or loss if the shares have been held more than one year). In addition, the Company will be entitled to a tax deduction for the difference between the price paid by the participant and the market value of the shares at the date of purchase (last day of the Offering Period in which the shares were purchased). Therefore, if the participant disposes of any shares received under the Stock Purchase Plan within the time frame described above, the participant must notify the Company of the disposition by forwarding the sale information to the Company. It is important that the Company track such dispositions for its own tax filings. At any time, the Company may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of shares by the participant.

NEW PLAN BENEFITS

Because levels of participation, rates of deferral and the eventual purchase price are not presently known, the future benefits to be distributed under the Stock Purchase Plan are not determinable at this time.

VOTES REQUIRED AND BOARD RECOMMENDATION

The Stock Purchase Plan provides employees of the Company and its subsidiaries with an opportunity to purchase shares of Common Stock through payroll deductions. The Board of Directors believes that ownership of Common Stock by its employees will provide incentives for the employees to contribute materially to the continued success of the Company. Approval of the Stock Purchase Plan by the shareholders will require that the votes cast in favor of the proposal at the Annual Meeting exceed the votes against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote. The proxies named in the proxy card intend to vote “for” the approval of the Stock Purchase Plan unless otherwise instructed on the proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FIRST AMENDMENT TO THE CYBERGUARD CORPORATION 2000 EMPLOYEE STOCK PURCHASE PLAN.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

During the fiscal year ended June 30, 2004, the Company’s Board of Directors met 13 times and acted two times by unanimous written consent. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he was a director and the total number of meetings held by all committees of the Board of Directors on which such director served that were held during the period that he served. The Board of Directors has determined that the following directors are independent directors as defined by Nasdaq listing requirements: David L. Manning, William D. Rubin, Peter H. Howard, Kenneth C. Jenne, II, and Daniel J. Moen.

The Board’s standing committees include an Audit Committee and a Compensation and Stock Option Committee. The Company does not have a standing nominating committee of the Board of Directors, or a committee performing similar functions, or a nominating committee charter. This function is performed by the independent members of the Board of Directors. Because of the historical small turnover of its members, the Board addresses the need to retain members and fill vacancies after discussion among current members of the Board of Directors and the Company’s management. Accordingly, the Board of Directors has determined that it is appropriate not to have a nominating committee at this time.

Audit Committee

The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (“Audit Committee”). The Audit Committee selects the independent accountants to be engaged by the Company, reviews the scope of the accountants’ engagement, including the remuneration to be paid, and reviews the independence of the accountants. The Audit Committee, with the assistance of the Company’s Chief Financial Officer and other appropriate personnel, reviews the Company’s annual financial statements and the independent auditor’s report, including significant reporting or operational issues; corporate policies and procedures as they relate to accounting and financial reporting and financial controls; litigation in which the Company is a party; and, if necessary, use by the Company’s executive officers of expense accounts and other non-monetary perquisites, if any. The Audit Committee may direct the Company’s legal counsel, independent auditors and internal audit staff to inquire into and report to it on any matter having to do with the Company’s accounting or financial procedures or reporting.

The Audit Committee consists of 3 directors: David L. Manning, Peter H. Howard and Daniel J. Moen. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ (“NASD”) listing standards. Mr. John V. Tiberi, Jr. and William D. Rubin served on the Audit Committee until January 29, 2004, and Mr. Howard and Mr. Moen were appointed to the Audit Committee on January 29, 2004. Further, the Board of Directors, in its business judgment, has determined that Mr. David Manning and Mr. Peter Howard are “financial experts” as defined in the SEC rule. The Audit Committee held 7 meetings during the fiscal year ended June 30, 2004. The Audit Committee operates pursuant to a charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix B.

Report of The Audit Committee (1)

In connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the Securities and Exchange Commission, the Audit Committee: (i) reviewed and discussed the audited financial statements with the Company’s management; (ii) discussed with Grant Thornton LLP, the Company’s independent public accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as may be modified or supplemented; (iii) received the written disclosures and the letter from Grant Thornton LLP required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented; (iv) discussed with representatives of Grant Thornton LLP the accounting firm’s independence; and (v) in reliance on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, for filing with the Securities and Exchange Commission.

This report has been executed by each person who served as a member of the Company’s Audit Committee at the time of filing the Proxy Statement.

AUDIT COMMITTEE:

DAVID L. MANNING
PETER H. HOWARD
DANIEL J. MOEN

(1) The material in this section entitled “Report of the Audit Committee” is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

Compensation of Independent Certified Public Accountants

Audit Fees. The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2004 and fiscal year ended June 30, 2003 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10Q for fiscal year 2004 and fiscal year 2003 or the services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years were $184,826 and $124,439, respectively.

Audit-Related Fees. The aggregate fees billed by Grant Thornton LLP for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements for fiscal year 2004 and fiscal year 2003, but not included in “Audit Fees” above were $44,176 and $29,036, respectively. These fees were primarily for assurance services.

Tax Fees. The aggregate fees billed by Grant Thornton LLP for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning for the fiscal year ended June 30, 2004 and fiscal year ended June 30, 2003 were $0 and $34,010, respectively. These fees were primarily for tax return preparation.

All Other Fees. The aggregate fees billed by Grant Thornton LLP for products and services provided by the principal accountant, other than the services described above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees” for the fiscal year ended June 30, 2004 and fiscal year ended June 30, 2003 were $130,054 and $0, respectively.

The Audit Committee of the Company’s Board of Directors considered whether the provision of non-audit services by the independent public accountants is compatible with maintaining the accountants’ independence.

The Audit Committee of the Company’s Board of Directors has not put in place a pre-approval policy but considers each engagement of the independent auditor on a case-by-case basis.

Compensation and Stock Option Committee

The Compensation and Stock Option Committee is responsible for setting and approving the salaries, bonuses and other compensation for the Company’s executive officers, establishing compensation programs, and determining the amounts and conditions of grants of awards under the Company’s Stock Incentive Plan and Stock Option Plan. The Company’s Compensation and Stock Option Committee consists of independent directors as defined under Nasdaq listing standards. The Compensation and Stock Option Committee of the Company’s Board of Directors currently consists of 3 directors: William D. Rubin, David L. Manning and Kenneth C. Jenne, II, each of whom is independent. During the fiscal year ended June 30, 2004, Mr. William G. Scott and Mr. John V. Tiberi, Jr. served on the Compensation Committee until January 29, 2004, and Mr. Rubin and Mr. Jenne were appointed to the Compensation Committee on January 29, 2004. None of the members of the Compensation Committee was an executive officer or employee of the Company during the fiscal year ended June 30, 2004. No executive officer of the Company served during the fiscal year ended June 30, 2004 or serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee. During the fiscal year ended June 30, 2004, the Compensation and Stock Option Committee met 3 times.

Compensation Committee Report on Executive Compensation

The Compensation and Stock Option Committee Objectives. The Company’s compensation programs are designed by the Compensation and Stock Option Committee to achieve four fundamental objectives: (1) to provide competitive salary levels and compensation incentives that attract and retain qualified executives; (2) to motivate executives to achieve specific strategic short-term and long-term objectives of the Company; (3) to recognize individual performances and achievements as well as the performance of the Company relative to its peers; and (4) to link the interests of senior management with the long-term interest of the Company’s shareholders through compensation opportunities in the form of stock ownership. At present, these objectives are met through a program composed of salary, cash bonus, and long-term incentive opportunities in the form of stock options.

Chief Executive Officer Compensation. During the fiscal year ended June 30, 2004, the Company had two Chief Executive Officers. The Compensation Committee’s deliberations regarding compensation of each of the two Chief Executive Officers were as follows: With respect to Mr. Hammack, the Committee set Mr. Hammack’s annual salary based upon competitive factors at $200,000. Mr. Hammack was paid a bonus of $90,600 during fiscal year 2004 which was paid based on achievement of previously set criteria.

Mr. Clawson was hired as Chief Executive Officer in January 2004. The Committee’s deliberations in setting Mr. Clawson’s compensation for fiscal year 2004 included the following factors and criteria: Mr. Clawson’s work experience, management style and length of employment at the Company, compensation of other CEOs in comparable companies, the composition of Mr. Clawson’s overall compensation (salary, bonus and stock options), and the Company’s overall financial position. The goal of the Compensation Committee was to tie a significant portion of the CEO’s compensation to the financial performance of the Company and the performance of the Company’s common stock, primarily by option grants and by bonus opportunity based on the Company’s revenues and net income.

For the remainder of the fiscal year 2004, Mr. Clawson’s annual base salary was set at $200,000. Mr. Clawson was paid a bonus in the total amount of $162,895 during fiscal year 2004 in accordance with the attainment of the set goals and objectives of the bonus plan based on previously set criteria. In connection with the appointment of Mr. Clawson as Chief Executive Officer of the Company, Mr. Clawson was issued a non-qualified option to purchase 100,000 shares of the Company’s common stock at an exercise price of $8.33 per share. This option vests in 4 equal annual increments of 25,000 shares, beginning on December 4, 2004.

Other Executive Salaries. Base salaries for management employees are determined initially by evaluating the responsibilities of the position, the experience of the individual, internal comparability considerations, as appropriate, the competition in the marketplace for management talent, and the compensation practices among industry competitors and public companies of the size of the Company. Salary adjustments are determined and normally made at 12-month intervals.

Bonuses. The Company offers a bonus program for executives designed to provide incentive bonuses to executives who contributed materially to the Company’s success during the most recently completed fiscal year. The bonus program is intended to enable the Company executives to participate in the Company’s success as well as to provide incentives for future performance. The Compensation and Stock Option Committee determines bonus payouts based on the Company’s gross revenue and net income.

Long Term Incentives. Under the Company’s stock plans, the Compensation and Stock Option Committee may grant to certain employees of the Company a variety of long-term incentives, including non-qualified stock options, incentive stock options, stock appreciation rights, grants of stock or performance awards. In granting these incentives to executives, the Committee considers those factors described above in this Committee Report regarding compensation decisions.

This report has been executed by each person who served as a member of the Company’s Compensation and Stock Option Committee at the time of filing the Proxy Statement.

COMPENSATION AND STOCK OPTION COMMITTEE:

WILLIAM D. RUBIN
DAVID L. MANNING
KENNETH C. JENNE, II

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during the fiscal year ended June 30, 2004 an officer or employee of the Company. No executive officer of the Company served during the fiscal year ended June 30, 2004 or serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee. William G. Scott participated in the Fernwood Financing (as defined below in Related Transactions).

Nomination Process

The Board of Directors has determined that the nomination of directors should be decided by a majority of the independent members of the Board in accordance with the nomination process described below, unless a different process is approved by the Board.

Any current director or executive officer may nominate a person to serve on the Board by submitting that person’s name, contact information, resume and any other information that is relevant to the decision making process to Mr. William D. Rubin or to all independent directors. Each potential nominee must meet the following minimum qualifications and must possess the following skills: (a) A director should be highly accomplished in his or her respective field, with superior credentials and recognition; (b) A director should have experience or knowledge relevant to the Company’s business to be able to offer advice and guidance to the Chief Executive Officer based on that experience or knowledge; (c) A director must have time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business; and (d) A director should have demonstrated the ability to work well with others. After submission of a potential nominee, the independent directors shall perform a background check and review of the potential nominee’s qualifications and skills set forth in the documentation submitted on behalf of such potential nominee. Each potential nominee must meet with at least two (2) directors to discuss his or her qualifications and desire to become a member of the Board. Each director who interviews a potential nominee must report his or her impressions to the independent members of the Board. The independent members of the Board shall meet to hear such reports and to discuss the potential nominees. The independent directors shall by a majority vote select a nominee to be placed on the Proxy Statement.

The Board of Directors does not have a formal policy with regard to the consideration of director candidates recommended by stockholders. The Company addresses the need to retain members and fill vacancies after discussion among current members of the Board of Directors and the Company’s management. Shareholders may nominate director candidates by complying with certain specific procedural and informational requirements set forth in the Company’s Bylaws.

Shareholder Communications with the Board of Directors

The shareholders of the Company can communicate with the members of the Board of Directors in writing, using the following mailing address, which can also be found at the Company’s website at http://www.cyberguard.com/aboutus/leadership_main.cfm: CyberGuard Board of Directors, 330 Franklin Road, Suite 135A, # 195, Brentwood, TN 37027. All communications received at this address are forwarded to the Board of Directors.

Director Attendance at Annual Meetings

The Company’s directors are expected to fulfill their fiduciary duties to the Company’s shareholders, including by preparing for and attending meetings of the Board of Directors and the committees of which the directors are members. The Company does not have a formal policy regarding director attendance at annual meetings. Nevertheless, directors are encouraged to attend. All but one member of the Company’s Board of Directors attended the 2003 Annual Meeting of the Company’s shareholders.

EXECUTIVE OFFICERS

Certain biographical information concerning the Company’s executive officers is presented below.

Name	Age	Position
Patrick J. Clawson(1)	40	Chief Executive Officer and Chairman of the Board of Directors
Michael G. Wittig	40	President and Chief Technology Officer
Michael Matte	45	Chief Financial Officer and Vice President Finance
Gary Taggart	51	Senior Vice President, Worldwide Sales

(1)	For biographical information on Mr. Clawson, see “Election of Directors.”

Michael G. Wittig. Mr. Wittig was appointed as the Company’s President in January 2004 and the Chief Technology Officer in February 1999. Mr. Wittig has previously served as the Company’s Vice President of Development from February 1998 to December 2003. Since joining the Company in 1992, Mr. Wittig has served as Director of Software Development, as Manager of Software Development, and in various other software development positions.

Michael Matte. Prior to joining the Company as Chief Financial Officer in February 2001, Mr. Matte served as Chief Financial Officer of Amerijet International, Inc. from June 1998 to February 2001; Chief Financial Officer of Intime Systems International from October 1994 to June 1998; and Chief Financial Officer of Torwest, Inc. from October 1992 to October 1994. Mr. Matte, a certified public accountant, began his career at PricewaterhouseCoopers, where he worked for 11 years.

Gary Taggart. Mr. Taggart joined Webwasher AG, the Company’s subsidiary, in August 2003 as Senior Vice President and General Manager for North America. In August 2004, Mr. Taggart was promoted to the position of Senior Vice President of Worldwide Sales for CyberGuard. Prior to joining Webwasher AG, Mr. Taggart held the following senior management positions: President of Solid Data Systems from February 2002 to August 2003; Vice President of Worldwide Sales for Amplify.net from July 1999 to September 2001; and Vice President of Worldwide Sales for Secure Computing Corporation from June 1996 to June 1999.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the annual and long-term compensation of the Company’s Chief Executive Officer and certain of the Company’s other executive officers (collectively, the “named executive officers”) for the fiscal years ended June 30, 2004, June 30, 2003, and June 30, 2002.

Long Term Compensation
		Annual Compensation			Awards(3)	All other Compensation ($)(4)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Other Annual Compen-sation ($)(2)	Securities Underlying Options (#)
Patrick J. Clawson Chairman and Chief Executive Officer (Became CEO on January 3, 2004)	2004 2003 2002	181,705 162,727 140,760	162,895 175,900 33,125	— — 39,588	100,000 250,000 34,650	257 — 1,175
Scott J. Hammack Chairman and Chief Executive Officer (Served as CEO from January 2, 2001to January 3, 2004)	2004 2003 2002	104,615 129,199 76,923	90,600 212,000 18,750	— — —	— 350,000 461,539	12,678 5,921 104
Michael G. Wittig(5) President & Chief Technology Officer (Became President on January 3, 2004)	2004 2003 2002	165,000 155,943 143,462	151,140 174,900 30,938	— — —	40,000 250,000 80,769	12,713 16,723 6,606
Michael Matte Chief Financial Officer and Vice President Finance (Became CFO on February 14, 2001)	2004 2003 2002	160,000 158,028 137,846	146,560 169,600 30,000	— — —	25,000 250,000 83,077	12,825 11,409 7,461
Peter Cronk(5) Senior Vice President, Worldwide Sales (Served from June 10, 2004 until August 19, 2004)	2004	59,894	59,250	20,000	25,000	376

(1)	The following amounts of bonuses for the fiscal year ended June 30, 2004 were accrued during such period but were paid during the subsequent fiscal year: Mr. Clawson—$30,900; Mr. Matte—$26,880; Mr. Wittig—$27,720; and Mr. Cronk— $22,500.The following amounts of bonuses for the fiscal year ended June 30, 2003 were accrued during such period but were paid during the subsequent fiscal year: Mr. Hammack—$55,250; Mr. Clawson—$45,581; Mr. Matte—$44,200; Mr. Wittig—$45,581.
(2)	The amounts represent relocation expenses paid by the Company. During the fiscal year ended June 30, 2002, the relocation expenses paid to Mr. Clawson included the following: $9,932 for house closing costs and $26,435 for moving and storage of personal property.
(3)	Includes options to purchase the Company’s Common Stock that were granted to Messrs. Hammack, Clawson, Matte and Wittig during fiscal year ended June 30, 2002 in connection with the Salary Reduction Program described below.
(4)	Amounts reported represent contributions to the Company’s Retirement Plan and term life insurance premiums paid by the Company. In addition, the amount reported in fiscal year ended June 30, 2004 for Mr. Hammack includes $12,500 paid by the Company for Mr. Hammack’s accrued and unused paid-time-off.
(5)	As of August 19, 2004, Mr. Cronk no longer serves as an executive officer, as he now serves in a non-executive position as the Company’s Senior Vice President of SnapGear Sales. Mr. Cronk’s executive position of the Senior Vice President of WorldWide Sales has been filled by Mr. Gary Taggart as of August 20, 2004.

Option Grants in the Fiscal Year Ended June 30, 2004

The following table shows all grants during the fiscal year ended June 30, 2004 of stock options under the Company’s stock option plans to the named executive officers.

Individual Grants

Name	Number of Securities Underlying Option Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year (%)(2)	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5%($)	10%($)
Patrick J. Clawson	100,000	10.11	8.33	12/3/2013	230,143	508,555
Michael G. Wittig	40,000	4.04	8.33	12/3/2013	92,057	203,422
Michael Matte	25,000	2.53	8.33	12/3/2013	57,536	127,139
Peter Cronk	25,000	2.53	9.90	1/28/2014	68,380	151,101

(1)	The options expire 10 years from the date of grant, December 4, 2003, and vest in 4 equal annual increments.
(2)	The amount of total options granted to employees during the fiscal year ended June 30, 2004 (989,344 shares) includes options issued to the members of the Company’s Board of Directors.
(3)	The potential realizable values set forth under these columns result from calculations assuming 5% and 10% annualized stock price growth rates from grant dates to expiration dates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company’s Common Stock based upon growth at these prescribed rates. The Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown factors. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises in the Fiscal Year Ended June 30, 2004 and Fiscal Year-End Option Values

The following table provides information as to the number and value of unexercised options to purchase the Company’s Common Stock held by the named executive officers at June 30, 2004, based on a closing sale price of $8.16 on June 30, 2004.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/ Unexercisable(1)
Patrick Clawson	40,000	331,239	344,650/250,000	2,200,369/856,500
Scott J. Hammack	1,101,539	9,741,462	0/0	0/0
Michael Matte	25,000	155,000	258,077/175,000	1,467,908/856,500
Michael G. Wittig	97,612	430,939	233,757/190,000	1,339,225/856,500
Peter Cronk	0	0	0/25,000	0/0

(1)	Based on the difference between the closing price of the Company’s common stock on June 30, 2004 ($8.16) and the exercise price of the options.

Compensation Plans

Executive Employment Arrangements. The Company and Mr. Clawson originally entered into an employment agreement as of January 18, 2001 when Mr. Clawson was appointed as the Company’s President. That agreement was amended in December 2003 to provide for specific terms relating to the appointment of Mr. Clawson as the Company’s Chief Executive Officer (the “Clawson Employment Agreement”). The Clawson Employment Agreement, as amended, provides for the employment of Mr. Clawson as Chief Executive Officer of the Company at an annual base salary of $200,000, and provides for Mr. Clawson to receive a target bonus equal to 100% of his annual base salary upon the achievement of certain performance objectives established by the Company.

The Company may terminate the Clawson Employment Agreement for “cause.” The Clawson Employment Agreement defines “cause” as acts of willful misconduct or gross negligence by Mr. Clawson in performance of his material duties or obligations to the Company, conviction of Mr. Clawson of a felony involving moral turpitude, or a material act of dishonesty or breach of trust by Mr. Clawson, intended to enrich Mr. Clawson at the expense of the Company. If the Clawson Employment Agreement is terminated by the Company other than for “cause” or the death, disability or normal retirement of Mr. Clawson or by Mr. Clawson for “good reason,” Mr. Clawson will receive severance pay equal to 6 months of his base salary and 6 months of his target bonus, as in effect immediately prior to termination, and all of Mr. Clawson’s stock options and stock appreciation rights granted on or after December 4, 2003 will be exercisable at termination. If Mr. Clawson ‘s employment with the Company is terminated within one year following a “change in control” of the Company (other than as consequence of death, disability or normal retirement of Mr. Clawson) by the Company for any reason whatsoever or by Mr. Clawson for “good reason,” Mr. Clawson will receive severance equal to 6 months of his base salary and 6 months of his target bonus, as in effect immediately prior to termination, and all of Mr. Clawson ‘s stock options and stock appreciation rights will become exercisable at termination. If Mr. Clawson’s employment is terminated at any time by the Company or by Mr. Clawson, other than within one year of a “change in control,” the Company may, at its sole discretion and upon certain conditions, prohibit Mr. Clawson from engaging in any business competitive with the business of the Company for a six-month period following the effective date of termination.

In addition to the Clawson Employment Agreement, the Company has employment agreements with Mr. Matte, Mr. Wittig and Mr. Cronk. Such employment agreements, other than the Clawson Employment Agreement, are referred to herein as the “Executive Employment Agreements.” Under such Executive Employment Agreements, for fiscal year 2004, the annual base salaries were: $165,000 for Mr. Wittig; $160,000 for Mr. Matte (Mr. Matte’s annual base salary was increased from $160,000 to $165,000 on August 19, 2004), and $150,000 for Mr. Cronk; and the target bonuses were 100% of the annual base salary for Mr. Wittig, Mr. Matte and Mr. Cronk, based on achievement of certain performance targets under the Company’s bonus program (on August 19, 2004, Mr. Cronk’s compensation was modified to provide for an annual commission scheme of $130,000 instead of an annual bonus).

The Executive Employment Agreements may be terminated by either the Company or the respective executive officer at any time. In the event the executive officer resigns without “good reason” or is terminated for “cause,” compensation under the employment agreements will end. In the event any such employment agreement is terminated by the Company without “cause” or the executive officer resigns for “good reason,” the terminated executive officer will receive, among other things, severance compensation equal to a specified multiple of such employee’s monthly base salary and target bonus under the Company’s bonus program (except that Mr. Cronk will not receive such target bonus). In addition, upon termination of employment the non-statutory options and stock appreciation rights of such executive officers (except for Mr. Cronk) that are exercisable within a specified number of months after the date of termination will be immediately exercisable and certain other awards previously made under any of the Company’s compensation plans or programs and previously not paid will immediately vest on the date of such termination.

The Executive Employment Agreements (except for Mr. Cronk’s agreement) contain severance provisions that apply if the executive officer’s employment is terminated within one year after the occurrence of a change of control. In the event that the employee is terminated within one year following the occurrence of a change in control by the Company for any reason or by the employee for “good reason”, the employee will be entitled to receive on the date of the termination an amount equal to, among other things, a specific multiple of the employee’s base salary, target bonus under the Company’s bonus program, and any performance award payable under the Stock Incentive Plan, the Stock Option Plan or similar plan, as well as any other benefits which the employee would be entitled to where termination was without “cause” or with “good reason” by employee.

In addition to the information stated above, each of the Executive Employment Agreements provides for the executive to receive options to acquire shares of the Company’s Common Stock and/or to participate in the Company’s stock option plans. The amounts and certain terms of the options are described elsewhere in this Proxy Statement. In general, the options become immediately exercisable upon a change in control of the Company.

Salary Reduction Program. In October 2001, the Company offered a salary reduction program to all employees (“Salary Reduction Program”) through which an employee could reduce his or her salary for one year and receive in exchange an option to purchase the Company’s Common Stock. For any amount from 0.01%-10.00% of reduction in base salary, the employee would receive an option to purchase a number of shares equal to double the dollar amount of base salary reduction divided by the exercise price per share on the grant date. For any amount from 10.01%-100% reduction in base salary, the employee would receive an option to purchase a number of shares equal to triple the dollar amount of base salary reduction divided by the exercise price per share on the grant date. The options vested during a period of one year at intervals of 1/12 per month, beginning on December 2, 2001 and ending on November 2, 2002. The options expire in ten years from October 1, 2001, the grant date.

The following current executive officers participated in the Salary Reduction Program and in exchange for the reductions of their annual base salaries, received options to purchase the Company’s Common Stock, in the following amounts: Patrick Clawson—34,659 shares, Michael Wittig—80,769, and Michael Matte—83,077.

Stock Incentive Plan. All salaried employees and non-employee directors of the Company are eligible to participate in the Stock Incentive Plan. An eligible employee may receive an award under the Plan, however, only if selected by the Compensation Committee or Board of Directors. The maximum number of shares of Common Stock that may be issued under the Stock Incentive Plan is 2,400,000.

Stock Option Plan. All employees, consultants and directors of the Company are eligible to participate in the Stock Option Plan. An eligible participant may receive an award under the Stock Option Plan, however, only if selected by the Compensation Committee or Board of Directors. The Company’s Board of Directors initially adopted the Stock Option Plan on September 4, 1998. The maximum number of shares of Common Stock that may be issued under the Stock Option Plan is 10,000,000.

The criteria for award selection under the Stock Incentive Plan and Stock Option Plan commonly used by the Compensation Committee and/or the Board of Directors include: the individual’s capacity to contribute materially to the continued growth and successful performance of the Company, and the individual’s achievements and contributions, incentives and other motivational factors. The Compensation Committee or the Board of Directors may set additional criteria when reviewing any individual’s compensation. In addition, the Board of Directors set up a matrix for the issuance of a certain number of shares of stock options to new employees under the Plans according to employee position. The stock options currently granted under both plans generally vest in four equal increments over a period of four years, however, the Compensation Committee or the Board of Directors may set different vesting terms.

Employee Stock Purchase Plan. All salaried employees are eligible to participate in the Company’s Employee Stock Purchase Plan under which salaried employees can purchase the Company’s Common Stock at 85% of the fair market value through payroll deductions of up to 10 percent of the employee’s base salary. The Company’s Board of Directors adopted the Employee Stock Purchase Plan on December 8, 1999 and the Company’s shareholders initially approved the Employee Stock Purchase Plan on December 6, 2000. The maximum number of shares of Common Stock that may be issued under the Employee Stock Purchase Plan is 2,500,000.

DIRECTOR COMPENSATION

Upon joining the Board of Directors, all non-employee directors receive options to purchase 10,000 shares of Common Stock of the Company.

During the fiscal year ended June 30, 2004, the annual compensation of non-employee directors was as follows: each non-employee director serving on the Board of Directors received options to purchase, in the aggregate, 13,000 shares of Company common stock per year, and each non-employee director serving on any committee of the Board of Directors received options to purchase, in the aggregate, 1,000 shares of Company common stock per year for each committee on which he served; all such options were issued quarterly in equal installments. The options were non-statutory stock options, immediately exercisable, and priced at 100% of the fair market value on the date of grant.

Directors are also reimbursed for travel and lodging expenses in connection with Board of Directors and committee meetings.

PERFORMANCE GRAPH

The following graph shows the Company’s cumulative total return to shareholders, based on an initial investment of $100, compared to Standard & Poor’s 500 Index and the Peer Group (defined below) over the period from June 30, 1999 and the end of the fiscal year ended June 30, 2004. Total shareholder return assumes dividend reinvestment. The stock performance shown on the following graph is not indicative of future price performance.

The Old Peer Group is composed of Secure Computing Corporation and Check Point Software Technologies Ltd. These companies’ shares were first publicly traded as follows: Secure Computing Corporation on November 17, 1995; and Check Point Software Technologies Ltd. on June 28, 1996.

The New Peer Group is composed of Secure Computing Corporation, WatchGuard Technologies, Inc. and Check Point Software Technologies Ltd. These companies’ shares were first publicly traded as follows: Secure Computing Corporation on November 17, 1995; WatchGuard Technologies, Inc. on July 30, 1999; and Check Point Software Technologies Ltd. on June 28, 1996. The Company’s shares were first traded publicly on October 14, 1994.

The Company changed its peer group this year, because Netscreen Technologies, Inc., who was included in the peer group in last year’s proxy statement, ceased trading during the Company’s fiscal year 2004. The Company believes that the New Peer Group accurately represents the Company’s current peers, specifically, the New Peer Group represents those companies that the Company competes with in the high-end enterprise space.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CYBERGUARD CORPORATION, THE S & P 500 INDEX AND A NEW PEER GROUP AND AN

OLD PEER GROUP

*	$100 invested on 6/30/99 in stock or index-including reinvestment of dividends. Fiscal year ending June 30.

CYBERGUARD CORPORATION	Cumulative Total Return
	6/99	6/00	6/01	6/02	6/03	6/04
CYBERGUARD CORPORATION	100.00	259.73	112.24	131.35	339.11	389.74
S & P 500	100.00	107.25	91.34	74.91	75.10	89.45
OLD PEER GROUP	100.00	789.34	568.25	156.79	222.54	307.39
NEW PEER GROUP	100.00	789.34	537.29	150.98	210.46	291.92

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of October 15, 2004 by: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company’s Common Stock; (ii) each current director of the Company; (iii) each of the Company’s named executive officers; and (iv) all directors and named executive officers as a group. The calculation of the percentage of outstanding shares is based on 30,532,631 shares outstanding on October 15, 2004. Unless otherwise indicated, each of the shareholders named in this table: (a) has sole voting and investment power with respect to all shares of Common Stock beneficially owned and (b) has the same address as the Company.

Name/Address	Number of Shares Beneficially Owned	Percent of Class
Patrick J. Clawson(3)	379,299	1.23
Scott J. Hammack(3) 4788 Oak Leaf Drive Naples, FL 34119	2,807	*
Michael G. Wittig(3)	392,195	1.27
Michael Matte(3)	272,433	*
Peter Cronk(1)	187,177	*
David L. Manning(3)	96,607	*
Daniel J. Moen(3)	47,341	*
William D. Rubin(3)	44,000	*
William G. Scott(3)	232,904	*
Kenneth C. Jenne, II(3)	29,387	*
Peter H. Howard	23,423	*
Richard L. Scott(2)	8,211,597	26.61
All directors and executive officers as a group (12 persons)	9,919,170	31.19

*	Less than 1%
(1)	Includes: (a) 28,000 shares beneficially owned by Mr. Cronk as the Trustee for Cronk Superannuation Fund; (b) shares in the following amounts held in escrow by the Company subject to certain restrictions pursuant to that Agreement and Plan of Merger among CyberGuard, SnapGear Acquisition Corporation and SnapGear, Inc.: (i) 25,052 shares to be released in November 2004; 25,051 shares to be released in November 2005; and 22,256 shares to be released in November 2005; and (ii) shares beneficially owned as Trustee for Cronk Superannuation Fund as follows: 21,366 shares to be released in November 2004; 21,366 shares to be released in November 2005; and 18,982 shares to be released in November 2005.
(2)	Includes: (a) 1,869,313 shares of Common Stock beneficially owned by Richard L. Scott Revocable Trust; (b) 4,141,790 shares of Common Stock owned by spouse’s trust, Frances A. Scott Revocable Trust; (c) 1,869,313 shares of Common Stock beneficially owned by Richard L. & F. Annette Scott Family Partnership Ltd.; (d) warrants to purchase 72,685 shares of Common Stock beneficially owned by Richard L. Scott Revocable Trust; (e) warrants to purchase 144,837 shares of Common Stock beneficially owned by Frances A. Scott Revocable Trust; (f) 72,685 shares of Common Stock beneficially owned by Richard L. & F. Annette Scott Family Partnership Ltd; and (g) 40,974 shares in options that are currently exercisable, or exercisable in 60 days, by Mr. Richard L. Scott to purchase Common Stock.
(3)	Includes (a) options that are currently exercisable or exercisable in 60 days to purchase Common Stock in the following amounts: Mr. Clawson—369,650; Mr. Matte—264,327; Mr. Wittig—243,757; Mr. Manning—75,500; Mr. William Scott—71,829; Mr. Moen—47,341; Mr. Rubin —44,000; and Mr. Jenne—29,387; Mr. Howard—20,423;(b) shares of Common Stock under the Company’s 401(k) plan: Mr. Clawson—1,649; Mr. Hammack—2,807; Mr. Matte—8,106; Mr. Wittig—17,232; and (c) shares of Common Stock under the Company’s Employee Stock Purchase Plan: Mr. Wittig—2,758.

RELATED TRANSACTIONS

In August 1999, the Company entered into a financing transaction with Fernwood Partners II, LLC (“Fernwood”) and certain present and former officers, directors and employees of the Company, through which the Company obtained a total amount of $4,313,484 (the “Fernwood Financing”). In the Fernwood Financing, Fernwood provided $3,699,484, and William G. Scott provided $100,000. The remaining $514,000 was provided by certain other directors, executive officers and employees of the Company. All of the financing consisted of promissory notes convertible into the Company’s Common Stock at $1 per share and warrants to purchase an equivalent number of shares of the Company’s Common Stock at $2.00 per share. The Fernwood Financing, bearing interest at a rate of 11.5% per annum, was secured by a lien on all of the Company’s assets. The officers, directors and employees of the Company participating in the Fernwood Financing granted to Fernwood the right to act as their agent for purposes of enforcing their rights in the event of default on the Company’s obligations. Part of the proceeds from this financing was used to repay a $1,125,000 loan and accrued interest to Fernwood Partners, LLC, a limited liability company that provided financing to the Company in December 1998.

In December 2000, the Company completed an additional $1,000,000 financing transaction with Fernwood, which was constructed as an add-on to the earlier Fernwood Financing, consisting of a promissory note convertible into shares of Company’s common stock at $1.51 per share and a warrant to purchase an additional 333,877 shares of the Company’s common stock at $2.51 per share.

In January 2001, Fernwood and certain directors elected to convert their promissory notes into shares of common stock. In addition, certain directors elected to exercise their warrants and Fernwood exercised a warrant to purchase 2,292,000 shares of common stock. In May 2001, the majority of all officers and employees who participated in the Fernwood Financing converted their promissory notes into shares of common stock. As of June 30, 2002, all promissory notes were either converted or paid off in full. Thus, the Fernwood Financing was completely repaid by June 30, 2002 and the lien on the Company’s assets was released in August 2002.

In March 2003, Fernwood Partners II, LLC was dissolved and all the Company’s common stock and warrants held by Fernwood were distributed in-kind to its members. Mr. Richard L. Scott, with his wife, was a major equity holder of Fernwood. Mr. Richard L. Scott was also a major equity holder of Fernwood Partners, LLC and a member of the Company’s Board of Directors where he served until March 4, 2003. Mr. Richard Scott was subsequently reappointed to the Board in April 2004. Mr. Richard L. Scott is the brother of Mr. William G. Scott, also a member of the Company’s Board of Directors.

In January 2000, Mr. Scott J. Hammack invested $500,000 to purchase 142,857 shares of the Company’s common stock at $1.75 share and 62,500 shares of the Company’s common stock at $4.00 per share. In conjunction with the purchase of the 142,857 shares of common stock, Mr. Hammack was granted a warrant to purchase 142,857 shares of the Company’s common stock at $1.75 per share, exercisable any time prior to December 25, 2005. Mr. Hammack exercised this warrant in March 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, the Company’s directors, certain officers, and persons holding more than 10% of the Common Stock of the Company are required to report, within specified due dates, their initial ownership and all subsequent acquisitions, dispositions or other transfers of interest in Common Stock, if and to the extent reportable events occur which require reporting of such due dates. The Company is required to describe in this Proxy Statement whether it has knowledge that any person required to file such report failed to do so in a timely manner. To the Company’s knowledge, all such filings were made in a timely manner during the fiscal year ended June 30, 2004. The foregoing is based upon reports furnished to the Company and other information provided to the Company by the persons required to make such filings.

CODE OF ETHICS

The policy of the Company is to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. Senior executive and financial officers hold an important and elevated role in maintaining a commitment to (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in the Company’s public communications, and (iii) compliance with applicable governmental rules and regulations. Accordingly, the Company has adopted this Code of Ethics for its principal executive officer, principal financial officer, principal accounting officer and controller and any other senior executive or financial officers performing similar functions and so designated from time to time by the Chief Executive Officer. The Company posted the Code of Ethics on the Company’s website at: http://www.cyberguard.com/pdf/cyberguard code of ethics financial officers.pdf.

ANNUAL REPORT

Shareholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (without exhibits) as filed with the Securities and Exchange Commission without charge by writing to: Corporate Communications, CyberGuard Corporation, 350 SW 12th Avenue, Deerfield Beach, FL 33442.

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next Annual Meeting of Shareholders by submitting such proposals to the Company in a timely manner. In order to be so included in the proxy statement for the 2005 Annual Meeting, shareholder proposals must comply with the Company’s bylaws and the rules and regulations of the SEC then in effect, and be received by the Company at its offices at 350 SW 12th Avenue, Deerfield Beach, FL 33442 by no later than July 1, 2005. In any event, any such proposal will be untimely for purposes of Exchange Act Rule 14a-5(e)(2), and any proxy granted with respect to the 2005 Annual Meeting will confer discretionary authority to vote with respect to such proposal, if notice of such proposal is not received by the Company before September 14, 2005.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the 2004 Annual Meeting. If, however, any other matters properly come before the 2004 Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters.

Appendix A

CYBERGUARD CORPORATION

2000 EMPLOYEE STOCK PURCHASE PLAN

As amended through August 19, 2004.

1.	Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

2.	Definitions.

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

(c)	“Company” shall mean CyberGuard Corporation, a Florida corporation.

(d)	“Compensation” shall mean all base straight time gross earnings and commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

(e)	“Designated Subsidiary” shall mean any subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(f)	“Employee” shall mean any individual (i) who is an employee of the Company or of its Designated Subsidiary for federal income tax withholding purposes, and (ii) whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to re-employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(g)	“Enrollment Date” shall mean the first day of each Offering Period.

(h)	“Exercise Date” shall mean the last day of each Offering Period.

(i)	“Fair Market Value” shall mean the value of the Common Stock. If the Common Stock is listed on any established stock exchange, or a national market system or other quotation system, including without limitation the National Quotation Bureau’s “Pink Sheets”, and the OTC Bulletin Board, Small Cap and National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”), the Fair Market Value of a share of Common Stock shall be the closing sales price for a share of Common Stock (or the closing bid, if no sales were reported), as quoted on such system or exchange (or the exchange with the greater volume of trading in Common Stock) on the day of such determination as reported in the Wall Street Journal or such other source as the Board deems reliable. In the absence of an established market for the Common Stock, the Fair Market Value of a share of Common Stock shall be determined in good faith by the Board.

(j)	“Offering Period” shall mean, except as otherwise provided herein, a period of approximately six (6) months, commencing on the first Trading Day on or after January 1 and terminating on the last Trading Day occurring in the period ending the following June 30, or commencing on the first Trading Day on or after July 1 and terminating on the last Trading Day occurring in the period ending with the following December 31. Notwithstanding anything herein to the contrary, the first Offering Period shall commence on the first Trading Day on or after January 17, 2000 and shall terminate on the last Trading Day occurring in the period ending November 17, 2000, and the second Offering Period shall commence on the first Trading Day on or after November 18, 2000 and shall terminate on the last Trading Day occurring in the period ending December 31, 2000. The duration of Offering Periods may be changed pursuant to Section 4 of the Plan.

(k)	“Plan” shall mean the CyberGuard Corporation 2000 Employee Stock Purchase Plan, as set forth herein and as amended from time to time.

(l)	“Purchase Price” shall mean an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(m)	“Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan that have not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet placed under option.

(n)	“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(o)	“Trading Day” shall mean a day on which national stock exchanges and Nasdaq are open for trading.

3.	Eligibility.

(a)	Initial Eligibility. Any Employee who shall be employed by the Company on the date his or her participation in the Plan is to become effective shall be eligible to participate in offerings under the Plan that commence on or after such Employee becomes a participant in the Plan.

(b)	Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan:

(i)	if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company, and/or hold outstanding options to purchase such stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary; or

(ii)	that permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate that exceeds twenty-five thousand dollars ($25,000) in fair market value of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

(c)	Commencement of Participation. An eligible Employee may become a participant by completing an authorization for payroll deduction on the form provided by the Company and filing with the Chief Financial Officer of the Company on or before the date set therefor by the Board, which date shall be prior to the Enrollment Date for the Offering Period. Payroll deductions for a participant shall commence on the applicable Enrollment Date when his or her authorization for a payroll deduction becomes effective and shall end on the Exercise Date of the Offering Period to which such authorization is applicable unless sooner terminated by the participant as provided in Section 8(a) of the Plan.

4.	Offering Periods. Except as otherwise provided herein, the Plan shall be implemented by consecutive six (6) month Offering Periods. The first Offering Period, however, shall be for more than six (6) months; it shall commence on the first Trading Day on or after January 17, 2000, and shall terminate on the last Trading Day occurring in the period ending the November 17, 2000, and the second Offering Period shall be for less than six (6) months, it shall commence on the first Trading Day on or after November 18, 2000 and shall terminate on the last Trading Day occurring in the period ending the December 31, 2000. Thereafter, except as otherwise provided herein, each Offering Period shall commence on the first Trading Day on or after January 1 and terminate on the last Trading Day occurring in the period ending the following June 30, or commence on the first Trading Day on or after July 1 and terminate on the last Trading Day occurring in the period ending the following December 31. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offering Periods without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.	Payroll Deductions.

(a)	Amount of Deduction. At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the time he or she is a participant in an Offering Period in an amount not to exceed ten percent (10%) of the Compensation that he or she receives on each pay day during the Offering Period.

(b)	Participant’s Account. All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be made in whole percentages of Compensation only. A participant may not make any additional payments into his or her account.

(c)	Changes in Payroll Deduction. A participant may discontinue his or her participation in the Plan as provided in Section 8(a) of the Plan, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in the payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 8 hereof.

6.	Grant of Option. On the Enrollment Date of each Offering Period, a participant shall be deemed to have received an option to purchase on each Exercise Date during such Offering Period at the applicable Purchase Price a maximum number of shares of Common Stock determined by dividing such participant’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price.

7.	Exercise of Option.

(a)	Automatic Exercise. Unless a participant withdraws all of the payroll deductions credited to his or her account prior thereto as provided in Section 8 of the Plan, his or her option for the purchase of Common Stock with payroll deductions made during an Offering Period shall be deemed to have been exercised automatically on the Exercise Date applicable to such Offering Period for the purchase of a number of full shares of Common Stock that the accumulated payroll deductions in his or her account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the participant under Section 6 of the Plan). No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account that are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 8 of the Plan. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)	Delivery. As promptly as practicable after the Exercise Date of each Offering Period, the Company shall arrange the delivery to each participant, as appropriate, including, but not limited to, direct deposit into a book entry account or brokerage account, the shares purchased upon exercise of his or her option.

8.	Withdrawal.

(a)	General. A participant may withdraw all of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time during an Offering Period by giving written notice to the Company in the form of a notice of withdrawal provided by the Company. Promptly after receipt of notice of withdrawal, all of the participant’s payroll deductions credited to his or her account shall be paid to such participant, such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period.

(b)	Effect on Subsequent Participation. A participant’s withdrawal of the payroll deductions credited to his or her account shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the participant withdraws. If, however, a participant withdraws the payroll deductions credited to his or her account during an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement prior to the commencement of such succeeding Offering Period.

(c)	Termination of Employment. Upon a participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12 of the Plan, and such participant’s option shall be automatically terminated. Notwithstanding the preceding sentence, a participant who receives payment in lieu of notice of employment shall be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

9.	Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

10.	Stock.

(a)	Maximum Shares. The maximum number of shares of the Company’s Common Stock that shall be made available for sale under the Plan shall be 2,500,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 16 of the Plan. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each participant shall be returned to him or her as promptly as possible.

(b)	Participant’s Interest in Option Stock. The participant shall have no interest or voting right in shares covered by his or her option until such option has been exercised.

(c)	Registration of Stock. Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse as joint tenants with right of survivorship.

11.	Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

12.	Designation of Beneficiary. A participant may file a written designation of a beneficiary who is to receive shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of the participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of such participant, or, if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

13.	Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 8 of the Plan.

14.	Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

15.	Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

16.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)	Changes in Capitalization. Subject to any required action by the shareholders of the Company, (i) the Reserves, (ii) the maximum number of shares each participant may purchase during each Offering Period, (iii) the Purchase Price per share, and (iv) the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn the payroll deductions credited to his or her account as provided in Section 8 of the Plan.

(c)	Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Company shall use its best efforts to have each outstanding option assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Company shall set a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be the date immediately prior to the date of the Company’s proposed sale or merger. The Board shall notify each participant in writing, at least five (5) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn the payroll deductions credited to his or her account as provided in Section 8 of the Plan.

17.	Amendment or Termination. The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 16 of the Plan, no such termination can affect options previously granted; provided, that an Offering Period may be shortened by the Board of Directors to an earlier Exercise Date and the Plan may be terminated immediately thereafter if the Board determines that the termination of the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 16 of the Plan, no amendment may make any change in any option theretofore granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval for any amendment to the Plan in such a manner and to such a degree as required. Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable that are consistent with the Plan.

18.	Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

19.	Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law. The terms and conditions of options granted under the Plan to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 under the Exchange Act. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 under the Exchange Act to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

20.	Tax Withholding. At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions attributable to sale or early disposition of Common Stock by the Employee.

21.	Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless terminated under Section 17 of the Plan.

Appendix B

CYBERGUARD CORPORATION

AUDIT COMMITTEE CHARTER

Revised January 29, 2004

I.	PURPOSE

A.	The purpose of the Audit Committee is to (1) oversee the accounting and financial reporting processes of the Company, (2) oversee the audits of the financial statements of the Company, and (3) ensure the quality and integrity of those processes and statements.

II.	COMPOSITION

A.	The membership of the Audit Committee shall consist of at least three (3) independent members of the Board of Directors, who shall serve at the Board’s pleasure.

B.	All of the members of the Audit Committee must meet the independence requirements of Rule 4200 of the Nasdaq Stock Market (“Nasdaq”), Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”) and such other requirements as may be adopted by Nasdaq and the Commission from time to time.

C.	The members of the Audit Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being of having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

D.	The members of the Audit Committee must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

E.	Audit Committee members and the Audit Committee chairman shall be designated annually by the Board of Directors.

III.	MEETINGS

A.	The Audit Committee shall meet at any time and from time to time, when and as determined in its discretion, but not less frequently than quarterly. The Committee may ask members of management or others to attend any meeting and provide pertinent information as necessary. The Committee shall report to the Board at least annually as to the state of the Company’s system of financial controls and the work of the independent accountants engaged by the Company. Moreover, the Committee shall decide what additional reports of its meetings, actions and recommendations are to be made to the Board of Directors, and shall make such reports.

IV.	AUTHORITY AND RESPONSIBILITY

The Committee has the authority and responsibility for:

A.	The appointment, replacement, determination of funding for, and oversight of the independent accountant employed to conduct the annual audit of the Company’s financial statements, including resolutions of disagreements between the independent accountants and management. The independent auditor shall report directly to the Audit Committee.

B.	The pre-approval of auditing services and permitted non-auditing services to be performed by the independent auditor, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit and the disclosures required to be included in Commission filings with respect to the non-audit services provided by the auditor.

C.	The formation of and delegation of authority to subcommittees comprised of one or more Audit Committee members, including the authority to grant pre-approvals of audit and non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

D.	The engagement of and funding for independent legal, accounting or other advisors as the Audit Committee determines is appropriate or necessary.

E.	The establishment of policies and procedures for the receipt, retention, and treatment of accounting complaints received by the Company about accounting, internal accounting controls and auditing matters and the confidential, anonymous submission of employee concerns about questionable auditing or accounting matters.

F.	The receipt of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1.

G.	Engaging in dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

H.	Ensuring the independence of the independent auditor by:

•	Obtaining and reviewing a report from the independent auditor at least annually regarding the independent auditor’s internal quality control procedures and all relationships between the independent auditor and the Company.

•	Ensuring the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required Section 10A(j) of the Exchange Act and the Commission rules promulgated thereunder.

•	Ensuring the Company’s policy of hiring employees or former employees of the Company’s auditor is in compliance with Section 10A(l) of the Exchange Act and the Commission rules promulgated thereunder.

I.	The preparation and approval of the audit committee report required by the Commission to be included in the Company’s proxy statement.

J.	The oversight of traditional audit functions.

K.	The oversight of the external audit coverage, including engagement letters, timing of accountant’s visits, coordination with the Company’s internal auditing functions, monitoring of audit results, and review of the independent accountant’s performance.

L.	The review with management and the independent accountant at the completion of the quarterly or annual examination of:

•	The Company’s annual audited financial statements and footnotes.

•	The Company’s quarterly unaudited financial statements and footnotes.

•	Any significant reporting or operational issues affecting the financial statements that were discussed during the accounting period and, if so, how they were resolved.

•	Any significant changes that were required in the independent accountant’s audit plan.

•	Management representations given to the independent accountant.

•	Any serious difficulties or disputes with management encountered during the course of the audit.

•	Other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards (“GAAP”).

•	Management’s discussion and analysis of financial results section of the annual report.

•	The Company’s audit controls.

•	The Company’s disclosure controls and procedures.

M.	The review of quarterly reports from the independent auditors on:

•	all critical accounting policies and practices used by the Company;

•	all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

•	the assessment of the Company’s audit controls; and

•	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

N.	Overseeing the CEO and CFO to ensure that they are meeting their obligations under the certification requirements of Section 302 and 906 of the Sarbanes-Oxely Act, and reviewing the CEO’s and CFO’s evaluations of the Company’s disclosure controls and procedures.

O.	Reviewing the report from the CEO and CFO disclosing to the Audit Committee and the outside auditor:

•	all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data; and

•	any fraud, whether material or not, that involves management or other employees who have a significant role in the Company’s internal controls.

P.	Assessing the impact of significant regulatory changes and accounting or reporting developments proposed by the Financial Accounting Standards Board or the Commission or any other significant developments that may have an impact on matters within the scope of the Board of Directors or Audit Committee’s authority as presented by reports from management, the independent accountant and the internal auditor.

Q.	Reviewing all programs that management has established to monitor compliance with its code of ethics and conduct for directors, officers, and employees, including senior financial officers of the Company.

R.	Reviewing and approving all changes to the Company’s code of ethics and the disclosures on Form 8-K regarding such changes.

S.	Reviewing with management the Company’s earnings releases, including the use of non-GAAP financial information.

T.	Reviewing with management all material off-balance sheet transactions, arrangements, obligations, and other relationships of the Company with persons that may have a material effect on the Company’s financial condition.

U.	Meeting with the Company’s legal counsel to discuss legal and regulatory matters that may have a significant impact on the Company, including those that may affect its financial reporting, auditing procedures, and compliance policies and programs, and discuss any other matters that counsel and the Audit Committee deem relevant.

V.	Reviewing current and pending litigation or regulatory proceedings bearing on corporate governance in which the Company is a party.

W.	Reviewing in-house policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the Company’s internal auditor or the independent accountant.

X.	Reviewing internal information and reporting systems to ensure that senior management and the Board review timely and accurate information that is sufficient to enable officers and directors to reach informed judgments concerning the Company’s business performance and its compliance with laws, regulations, and corporate ethics policies.

Y.	Meeting with the independent accountant and management in separate executive sessions to discuss any corporate governance matters that the Audit Committee or any of these groups believe should be discussed privately with the Audit Committee.

Z.	Directing special investigations into significant matters brought to the Committee’s attention within the scope of its authority.

AA.	Reviewing the Audit Committee Charter on at least an annual basis for adequacy.

The Audit Committee shall have unrestricted access to Company personnel and documents and will be given the resources necessary to operate under this charter. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the scope of this charter.

V.	ACTIONS OF THE AUDIT COMMITTEE

A majority of the Audit Committee shall constitute a quorum, and the action of a majority of the members of the Audit Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Audit Committee.

VI.	RULES AND REGULATIONS

The Audit Committee may establish and adopt for itself any rules and regulations it deems appropriate.

Appendix C

CYBERGUARD CORPORATION

PROXY SOLICITED BY BOARD OF DIRECTORS

FOR ANNUAL MEETING DECEMBER 2, 2004

PROXY

The undersigned shareholder hereby appoints Patrick J. Clawson and Michael Matte, or either of them, attorneys and proxies for the undersigned with power of substitution in each to act for and to vote, as designated below, with the same force and effect as the undersigned, all shares of CyberGuard Corporation Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders to be held at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441, at 1:00 p.m. Eastern Standard Time, on December 2, 2004 and at any adjournments thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL GRANT AUTHORITY TO THE PROXY HOLDERS TO VOTE ON BEHALF OF THE UNDERSIGNED SHAREHOLDER AND WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTORS AND “FOR” THE OTHER PROPOSALS.

IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE PROXY HOLDERS’ BEST JUDGMENT AS TO ANY OTHER MATTER.

1.	Election of Directors.

Nominees:	☐ David L. Manning
☐ Peter H. Howard
☐ Richard L. Scott

☐ FOR ALL NOMINEES
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: /x/

2.	Ratification of Grant Thornton LLP as the independent certified public accountants for fiscal year ending June 30, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval of the First Amendment to the 2000 Employee Stock Purchase Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

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To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING  ☐

Signature of shareholder: Dated:	Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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